Exhibit 99.2

March 24, 2004

Novell Announces Expanded Commercial Agreement With IBM

Agreement enables IBM to ship SUSE LINUX Enterprise Server across its servers

Novell will develop and support SUSE LINUX on IBM platforms

Salt Lake City (BrainShare® 2004) — March 24, 2004 — Novell today announced an agreement with IBM enabling IBM to ship SUSE® LINUX Enterprise Server, which customers license from Novell, with IBM’s servers. This agreement will provide Novell an exciting new channel to supply SUSE LINUX to businesses around the world.

As part of today’s agreement, IBM can ship, or preload, SUSE LINUX Enterprise Server across its entire server line, including IBM eServer iSeries, pSeries, xSeries, and zSeries, as well as IBM’s eServer BladeCenter systems.* The parties have extended IBM’s existing agreement with SUSE LINUX, and Novell will continue to develop and support SUSE LINUX on all IBM server platforms.

“The momentum behind Linux in the marketplace continues to grow,” said Jack Messman, chairman and CEO of Novell. “Novell is working with companies like IBM to deliver the powerful, fully supported SUSE LINUX platform on leading enterprise servers. Customers know that they’re getting top-quality performance backed by the global technical support and services they need from Novell. This marks a critical step in making Linux mainstream in the corporate data center.”

Today’s announcement is expected to increase choices for customers deploying Linux. By enabling IBM to ship SUSE LINUX Enterprise Server on its servers, it can help make buying, deploying and managing Linux easier and more cost effective for customers. With the power of SUSE LINUX’s configuration and installation management tools, customers can deploy SUSE LINUX on IBM into mixed networking environments more easily, gaining the cost and flexibility benefits of Linux without sacrificing the enterprise strength capabilities they need.

“This is an important milestone and we are extremely pleased with our growing business relationship with Novell, one of the premier providers of Linux in the world,” said Jim Stallings, general manager of corporate Linux for IBM. “Offering customers more choice is important. Linux delivers a compelling value proposition that enables many businesses worldwide to deploy large-scale engagements that benefit from the advantages of Linux, including lower costs, greater stability and increased security.”

Forward-looking Statements This press release includes statements that are not historical in nature and that may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits and synergies of the company’s brands and strategies, future opportunities and the growth of the market for open source solutions. You should be aware that Novell’s actual results could differ materially from those contained in the forward-looking statements, which are based on current expectations of Novell management and are subject to a number of risks and uncertainties, including, but not limited to, Novell’s ability to integrate acquired operations and employees, Novell’s success in executing its Linux strategies, Novell’s ability to deliver on its one Net vision of the Internet, Novell’s ability to take a competitive position in the Linux industry, the outcome of potential Linux-related litigation, business conditions and the general economy, market opportunities, potential new business strategies, competitive factors, sales and marketing execution, shifts in technologies or market demand, and the other factors described in Novell’s Annual Report on Form 10-K for the 2003 fiscal year. Novell disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About Novell Novell, Inc. (Nasdaq: NOVL) is a leading provider of information solutions that deliver secure identity management (Novell Nsure™), Web application development (Novell exteNd™) and cross-platform networking services (Novell Nterprise™), all supported by strategic consulting and professional services (Novell NgageSM). Active in the open source community with its Ximian® and SUSE LINUX brands, Novell provides a full range of Linux products and services for the enterprise, from the desktop to the server. Novell’s vision of one Net – a world without information boundaries – helps customers realize the value of their information securely and economically. For more information, call Novell’s Customer Response Center at (888) 321-4CRC (4272) or visit http://www.novell.com. Press should visit http://www.novell.com/pressroom.

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Novell and Ximian are registered trademarks; BrainShare is a registered service mark; Nsure, exteNd, and Nterprise are trademarks; and Ngage is a service mark of Novell, Inc. in the United States and other countries. SUSE is a registered trademark of SUSE AG, a Novell company. *IBM, the e-business logo, eServer, iSeries, pSeries, xSeries, zSeries, and BladeCenter are trademarks or registered trademarks of International Business Machines Corporation in the United States and other countries.

Press Contact:

Bruce Lowry

Novell, Inc.

Phone: (415) 591-6523

E-mail: blowry@novell.com